EXHIBIT 99.2

           ZANETT, INC. POLICY ON USE OF NON-GAAP FINANCIAL MEASURES

From time to time management may publicly disclose certain "non-GAAP financial measures" in the course of our financial presentations, earnings releases, earnings conference calls and otherwise. For these purposes, the SEC defines a "non-GAAP financial measure" as a numerical measure of historical or future financial performance, financial positions, or cash flows that excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements, and vice versa for a measure that includes amounts, or is subject to adjustments that effectively include amounts, that are excluded from the most directly comparable measure so calculated and presented. For these purposes, "GAAP" refers to accounting principles generally accepted in the United States of America.

Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing Zanett, Inc.'s financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.

Three such non-GAAP financial measures we may present from time to time are:

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"),

Earnings Before Interest, Taxes, Depreciation, Amortization and Non-Cash Compensation ("EBITDANCC"), and

Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization and Non-Cash Compensation ("Adjusted EBITDANCC")

as performance measures of our business and believe they provide investors with an alternative method for assessing our financial condition and operating results.

These measures are not in accordance with, or a substitute for, GAAP, EBITDA nor EBITDANCC are measures of financial performance under GAAP. Accordingly, they should not be considered as substitutes for net income
(loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, we believe that EBITDA, EBITDANCC and Adjusted EBITDANCEE may provide additional information with respect to our performance or ability to meet our future debt service, capital expenditures and working capital requirements. Because EBITDA, EBITDANCC and Adjusted EBITDANCC exclude some, but not all, items that affect net earnings and may vary among companies, these measures as presented by us may not be comparable to similarly titled measures of other companies.

We define EBITDA as:

Net earnings (loss) before interest expense, interest income, income tax expense (benefit) and depreciation, depletion and amortization expense. EBITDA is also before the cumulative effect of a change in accounting principle, if applicable.

We define EBITDANCC as:

Net earnings (loss) before interest expense, interest income, income tax expense (benefit) and depreciation, depletion, amortization and non-cash (i.e. stock-based) compensation expense.

Pursuant to the requirements of Regulation G when these two non-GAAP financial measures are discussed, they will be reconciled with net income/(loss) before income taxes, the most directly comparable measure calculated and presented in accordance with GAAP.

We define Adjusted EBITDANCC as:

Net earnings (loss) before interest expense, interest income, income tax expense (benefit), depreciation, depletion, amortization, non-cash (i.e. stock-based) compensation expense, and significant non-recurring cash inflows or outflows.